Exhibit J

List of Current Nonutility Subsidiaries

Name of Company	Wholly-owned Subsidiary

Great Plains Energy Services Incorporated	Yes

Great Plains Power Incorporated	Yes

Innovative Energy Consultants Inc.	Yes

Kansas City Power & Light Company	Yes

Kansas City Power & Light Receivables Company	Yes

Wolf Creek Nuclear Operating Corporation	No

Home Service Solutions Inc.	Yes

Worry Free Service, Inc.	Yes

KLT Inc.	Yes

KLT Investments Inc.	Yes

KLT Investments II Inc.	Yes

KLT Energy Services Inc.	Yes

Custom Energy Holdings, L.L.C.	No

Strategic Energy, L.L.C.	No

KLT Gas Inc.	Yes

Apache Canyon Gas, L.L.C.	Yes

FAR Gas Acquisitions Corporation	Yes

Forest City, LLC	Yes

Forest City Gathering, LLC	No

KLT Gas Operating Company	Yes

Patrick KLT Gas, LLC	No

KLT Telecom Inc.	Yes

Advanced Measurement Solutions, Inc.	Yes

Copier Solutions, LLC	Yes

eChannel, Inc.	No

Municipal Solutions, L.L.C.	Yes

Telemetry Solutions, L.L.C.	Yes